Exhibit 7(a)(4)

               Columbia Spectrum Management, L.P.

                    Statements of Cash Flows

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                                                   Year ended December 31,
                                                    1996             1995
                                                    ----             ----
Cash flows from operating activities:
  Net income                                    $  4,394,510    $  3,664,339

  Adjustments to reconcile net income to cash
    provided by operating activities:
      Depreciation and amortization                  111,567          74,596
      Changes in operating assets
        and liabilities:
          Accounts receivable                     (4,104,863)     (4,610,359)
          Prepaid expenses                           (21,457)         20,069
          Other assets                               (80,046)        (46,140)
          Accounts payable                         5,828,419         456,207
          Deferred revenue                           234,820          83,000
          Accrued liabilities and other              417,369         348,099
          Due to partners - sub-
            contracting services                    (420,204)        559,536
                                                ------------     -----------
  Net cash provided by operating
    activities                                     6,360,115         549,347

Cash flows from investing activities:
  Purchase of property and equipment                (151,478)       (155,564)

Cash flows from financing activities:
  Issuance of notes payable                               --         152,500
  Repayment of notes payable                        (450,000)       (500,000)
  Distribution of earnings                        (5,480,162)             --
                                                ------------    ------------
Net cash used in financing activities             (5,930,162)       (347,500)

Net increase in cash and cash equivalents            278,475          46,283

Cash and cash equivalents at beginning of year        89,282          42,999
                                                ------------    ------------

Cash and cash equivalents at end of year        $    367,757    $     89,282
                                                ============    ============

Supplemental disclosures of cash
  flow information:

  Cash paid during the year for interest        $     52,555    $     79,427
                                                ============    ============
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